Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

US LBM HOLDINGS, INC.

FIRST:  The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is US LBM Holdings, Inc.

SECOND:  The Corporation’s registered office in the State of Delaware is at 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

THIRD:  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares, consisting of

1,000 shares of Class A Common Stock, par value $0.01 per share.

FIFTH:  The name and mailing address of the incorporator are as follows:

Michelle Pollock

1000 Corporate Grove Drive

Buffalo Grove, Illinois 60089

(847) 353-7800

SIXTH:  The rights, preferences, privileges and restrictions granted or imposed upon the Class A Common Stock are as follows:

(a)         Dividends.  The holders of the Class A Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, when and as declared by the Board.  Any dividends declared by the Board to the holders of the then outstanding Class A Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Class A Common Stock held by each such holder as of the record date of such dividend.

(b)         Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Class A Common Stock pro rata, in accordance with the number of shares of Class A Common Stock held by each such holder.

(c)          Voting.  Each holder of Class A Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Class A Common Stock and shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder.  Each holder of Class A Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)         The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-laws.

(b)         The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot unless the By-laws shall so provide.

(c)          All corporate powers and authority of the Corporation (except as at the time otherwise provided by law or by this Certificate of Incorporation ) shall be vested in and exercised by the Board of Directors.

(d)         The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-laws of the Corporation, except to the extent that this Certificate of Incorporation otherwise provide.

(e)         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of April, 2017.

/s/ Michelle Pollock
Michelle Pollock, Incorporator